CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price (1)	Amount of Registration Fee(2)
MEDIUM-TERM NOTES, SERIES F, FLOATING RATE NOTES DUE 2011	$150,000,000	$8,370.00
(1) Excludes acrrued interest, if any.
(2) The filing fee of $8,370.00 is calculated in accordance with Rule 457(r) under the Securities Act of 1933.

PRICING SUPPLEMENT NO. 439		Filed Pursuant to Rule 424(b)(3)
Dated December 10, 2009 to		Registration No. 333-150218
PROSPECTUS SUPPLEMENT
Dated April 11, 2008 and
PROSPECTUS
Dated April 11, 2008
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES F, FLOATING RATE NOTES DUE 2011

SUBJECT		FINAL PRICING DETAILS

Issuer:		Caterpillar Financial Services Corporation
Title of Securities:		Medium-Term Notes, Series F, Floating Rate Notes Due 2011
Form of Security:		Global Note
Ratings:
A (Negative Outlook) by Standard & Poor’s, a division of The McGraw-Hill Companies
A2 (Negative Outlook) by Moody’s Investors Service, Inc.
A (Stable Outlook) by Fitch Ratings Ltd.
Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

Format:		SEC Registered-Registration Statement Number 333-150218
Trade Date/Pricing Effective Time:		December 10, 2009
Settlement Date (Original Issue Date):
December 17, 2009, which is the fifth business day following the Trade Date. Accordingly, purchasers who wish to trade the Medium-Term Notes on the date hereof or the next business day will be required, because the Medium-Term Notes will not initially settle in T+3, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.

Maturity Date:		December 16, 2011
Principal Amount:		$150,000,000
Price to Public (Issue Price):		100.00%
Dealers' Commission:		00.10% (10 basis points)
All-in-price:		99.900%
Net Proceeds to Issuer:		$149,850,000
Interest Rate Basis (Benchmark):		3 Month USD LIBOR
Index Currency:		U.S. Dollars
Spread (Plus or Minus):		+ 25 basis points (0.25%)
Spread Multiplier:		N/A
Spread/Spread Multiplier Reset Option:		N/A
Optional Reset Dates (only applicable if option to reset spread or spread multiplier):		N/A
Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier):		N/A
Index Maturity:		Three Months
Interest Rate Calculation:		USD LIBOR determined on Interest Determination Date plus the Spread
Specified Currency:		U.S. Dollars
Option to Elect Payment in U.S. Dollars (only applicable if Specified Currency is other than U.S. Dollars):		N/A
Authorized Denominations (only applicable if Specified Currency is other than U.S. Dollars):		N/A
Historical Exchange Rate (only applicable if Specified Currency is other than U.S. Dollars):		N/A
Initial Interest Rate:		To be determined two (2) London Business Days prior to the Original Issue Date
Maximum Interest Rate:		N/A
Minimum Interest Rate:		N/A
Interest Reset Periods and Dates:		Quarterly on the 16th of March, June, September and December of each year prior to the Maturity Date
Interest Determination Dates:		Quarterly, two (2) London Business Days prior to each Interest Reset Date
Interest Payment Dates:		Interest will be paid quarterly on the 16th of March, June, September and December of each year, commencing March 16, 2010 and ending on the maturity date.
Stated Maturity Extension Option:		N/A
Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity):		N/A
Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity):		N/A
Original Issue Discount Note:		N/A
Total Amount of OID:		N/A
Terms of Amortizing Notes:		N/A
Redemption Date(s):		N/A
Redemption Price:		N/A
Repayment Date(s):		N/A
Repayment Price(s):		N/A
Day Count Convention:		Actual/360
Denominations:		Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Bookrunners:		Banc of America Securities LLC (50.0%)
J.P. Morgan Securities Inc. (50.0%)
Billing and Delivery Agent:		J.P. Morgan Securities Inc.
Exchange Rate Agent:		U.S. Bank Trust National Association
Calculation Agent:		U.S. Bank Trust National Association
Cusip:		14912L4K4
Other Terms:		N/A

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROPSECTUS SUPPLEMENT. THE INTEREST RATES ON THE NOTES MAY BE CHANGED BY CATERPILLAR FINANCIAL SERVICES CORPORATION FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE INTEREST RATE ON ANY NOTES OFFERED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE.